Exhibit 99.1
FOR IMMEDIATE RELEASE
October 28, 2024
ORIGIN BANCORP, INC. APPOINTS CECIL JONES TO BOARD OF DIRECTORS
RUSTON, Louisiana (October 28, 2024) – Origin Bancorp, Inc. (NYSE: OBK) (“Origin”), the holding company for Origin Bank, today announced the appointment of Cecil Jones to the Board of Directors of Origin and Origin Bank.
Mr. Jones is a certified public accountant and has more than thirty years of experience working primarily with financial institutions. He has extensive experience in planning and supervising audits, acquisition reviews, financial statement preparation, and various types of SEC and regulatory filings. For the past ten years, Jones has served as partner-in-charge of the Financial Institutions Group at Whitley Penn LLP. He will continue his role as a partner at Whitley Penn LLP until his retirement on December 31, 2024.
“We are very pleased to have Cecil Jones join our board of directors,” said Drake Mills, Chairman, President and CEO of Origin Bancorp, Inc. “Cecil’s knowledge and expertise, particularly in the banking industry is deeply impressive. His decades of experience and his network throughout our industry will be a tremendous asset to Origin.”
Jones holds a Bachelor of Science in Business Administration in Accounting from Missouri Western University. He is also a member of the American Institute of Certified Public Accountants and a member of the Texas Society of Certified Public Accountants.
“I am honored to join Origin’s board of directors,” said Jones. “Origin has a strong reputation within the banking industry and an experienced team whose focus is on its employees, customers, communities, and shareholders. I’m looking forward to working with management and the board to drive value for this company.”
About Origin
Origin Bancorp, Inc. is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly owned bank subsidiary, Origin Bank, was founded in 1912 in Choudrant, Louisiana. Deeply rooted in Origin’s history is a culture committed to providing personalized relationship banking to businesses, municipalities, and personal clients to enrich the lives of the people in the communities it serves. Origin provides a broad range of financial services and currently operates more than 60 locations in Dallas/Fort Worth, East Texas, Houston, North Louisiana, Mississippi, South Alabama and the Florida Panhandle. For more information, visit www.origin.bank.
Contact Information
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank

Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank